Farmer Mac Reports Third Quarter 2014 Results
Net Effective Spread Improves and
Credit Quality Remains at Historically Favorable Levels
WASHINGTON, D.C., November 10, 2014 — The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A) today announced its third quarter 2014 results, which included continued widening of net effective spread and ongoing strong portfolio credit quality that remains at the most favorable end of historical ranges. Farmer Mac's third quarter 2014 core earnings, a non-GAAP measure, were $9.3 million ($0.82 per diluted common share), compared to $11.8 million ($1.05 per diluted common share) in third quarter 2013 and $23.2 million ($2.05 per diluted common share) in second quarter 2014. Farmer Mac's net income attributable to common stockholders for third quarter 2014 was $11.6 million ($1.02 per diluted common share), compared to $15.4 million ($1.37 per diluted common share) for the same period in 2013.
The table below provides a reconciliation of net income attributable to common stockholders to core earnings. The table also includes an additional presentation that shows core earnings excluding the effects of two short-term initiatives implemented in 2014: (1) the cash management and liquidity initiative implemented in second quarter 2014 that is described below; and (2) a capital structure initiative under which Farmer Mac reduced its risk by taking advantage of favorable market conditions to issue preferred stock in advance of the planned March 30, 2015 redemption of all outstanding Farm Asset Linked Capital Securities ("FALConS") (presented as "Non-controlling interest - preferred stock" within equity on Farmer Mac's consolidated balance sheets). This second initiative involved the issuance of Series B preferred stock during first quarter 2014 and Series C preferred stock during second quarter 2014, which resulted in an increase in preferred stock dividend payments of $2.3 million in third quarter 2014 compared to before the issuance of either Series B or C preferred stock.

Reconciliation of Net Income Attributable to Common Stockholders to Core Earnings and Core Earnings Excluding Indicated Items
	For the Three Months Ended
	September 30, 2014	June 30, 2014	September 30, 2013
	(in thousands)
Net income attributable to common stockholders	$11,586	$20,205	$15,413
Less the after-tax effects of:
Unrealized gains on financial derivatives and hedging activities	2,685	(3,053)	4,632
Unrealized gains on trading assets	(21)	(46)	(407)
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	(440)	(179)	(421)
Net effects of settlements on agency forward contracts	73	236	(158)
Sub-total	2,297	(3,042)	3,646
Core earnings	$9,289	$23,247	$11,767

Less the after-tax effects of:
Cash Management and Liquidity Initiative:
Unrealized gains on securities sold, not yet purchased	10,661	5,082	—
Interest expense related to securities purchased under agreements to resell and securities sold, not yet purchased	(11,646)	(5,086)	—
Tax benefits related to cash management and liquidity initiative	—	11,600	—
Sub-total	(985)	11,596	—
Capital Structure Initiative:
Net increase in preferred dividends due to pre-funding of preferred issuances in advance of calling the FALConS (1)	2,268	1,699	—
Core earnings excluding indicated items	$12,542	$13,350	$11,767

(1)
Amounts for the three months ended September 30, 2014 and June 30, 2014 reflect the changes from the capital structure of the three months ended September 30, 2013, which consisted of $60.0 million of Series A preferred stock and $250.0 million of FALConS, in addition to common stock, additional paid-in capital, accumulated other comprehensive income, and retained earnings. The capital structure effects of pre-funding include issuances of $75.0 million of Series B preferred stock on March 25, 2014 and $75.0 million of Series C preferred stock on June 20, 2014 and the purchase of $6.0 million of FALConS from certain holders on May 14, 2014.

Quarter to Quarter Changes in Core Earnings Excluding Indicated Items
	Changes from second quarter 2014 to third quarter 2014	Changes from third quarter 2013 to third quarter 2014
	(in thousands)
Previous respective quarter's core earnings excluding indicated items	$13,350	$11,767
Increase/(decrease) in after-tax effects of:
Net effective spread	579	947
Net credit related (cost)/income (1)	(1,211)	496
Other components	(176)	(668)
Sub-total	(808)	775
Core earnings excluding indicated items for the quarter ended September 30, 2014	$12,542	$12,542

(1)
The change in net credit related (cost)/income is primarily attributable to the after-tax difference between the net releases from the allowance for loan losses which were $0.5 million after-tax in third quarter 2014, $1.7 million after-tax in second quarter 2014, and $23,400 after-tax in third quarter 2013.

The decrease in net income attributable to common stockholders in third quarter 2014 compared to the previous year quarter was mostly attributable to the effects of unrealized fair value changes on financial derivatives and hedged assets, which was a $2.7 million after-tax gain in third quarter 2014, compared to a $4.6 million after-tax gain in third quarter 2013, and to the effects of the two short-term initiatives outlined above.
The decrease in core earnings in third quarter 2014 compared to second quarter 2014 and third quarter 2013 was largely attributable to the net financing expense of the cash management and liquidity initiative and the capital structure initiative. The table above first adjusts core earnings to exclude these indicated items and then analyzes the performance of the underlying business apart from the effects of these two initiatives. When removing the effects of these indicated items from core earnings, the resulting amount for third quarter 2014 was $12.5 million ($1.10 per diluted share), compared to $11.8 million in third quarter 2013 ($1.05 per diluted share) and $13.4 million in second quarter 2014 ($1.18 per diluted share). The increase in third quarter 2014 core earnings, excluding the indicated items, from third quarter 2013 was primarily attributable to a $0.9 million after-tax increase in net effective spread and a net $0.5 million after-tax increase in net releases from the allowance for loan losses, partially offset by other items. The decrease in third quarter 2014 in core earnings, excluding the indicated items, from second quarter 2014, excluding the indicated items, was primarily attributable to a $1.2 million after-tax decrease in releases from the allowance for loan losses, partially offset by a $0.6 million after-tax increase in net effective spread. See "Non-GAAP Earnings Measures" below for more information about core earnings and core earnings excluding indicated items.
Farmer Mac's net effective spread was $27.2 million (89 basis points) in third quarter 2014, compared to $25.8 million (83 basis points) in third quarter 2013 and $26.3 million (84 basis points) in second quarter 2014. The increase in net effective spread compared to third quarter 2013 and second quarter 2014 was primarily due to net growth in higher spread Farm & Ranch loans and USDA Securities. Farmer Mac increased its spreads in certain Farm & Ranch loan products in late second quarter 2014 and has also benefited from a decrease in the amount of unscheduled prepayments on the loans in its portfolio combined with the fact that new loans generally are earning higher spreads than the spreads on the loans that do prepay.
The cash management and liquidity initiative resulted in $17.9 million of interest expense in third quarter 2014, offset in part by $16.4 million of unrealized gains on the securities sold, not yet purchased, for a pre-tax net financing cost of approximately $1.5 million, which is consistent with Farmer Mac's previous estimate of $1 million to $2 million of pre-tax net financing costs. Farmer Mac expects a similar pre-tax net financing cost related to the cash management and liquidity initiative in fourth quarter 2014. As previously reported and described below, Farmer Mac significantly increased the size of its investments in repurchase agreements (repos) during second quarter 2014 and recognized an $11.6 million tax benefit in second quarter 2014 from capital loss carryforwards that previously had a full valuation allowance against them. Consistent with previous estimates, on a net after-tax basis Farmer Mac expects to earn $8 million to $9 million in net benefits in 2014 when including the $11.6 million tax benefit in second quarter 2014, less the net financing costs in third quarter and fourth quarter 2014.
Farmer Mac's President and Chief Executive Officer Tim Buzby stated, "Farmer Mac had a very good third quarter, with net effective spread increasing for the second consecutive quarter and with credit quality remaining very strong, as evidenced by 90-day delinquencies remaining at near historic lows and a net release of loss allowances for the second quarter in a row. Net effective spread grew $0.9 million, or 5 basis points, compared to second quarter 2014 due to favorable trends in loan growth and spreads. Farmer Mac continued to innovate by extending an existing wholesale funding product, AgVantage securities, to a new customer type, an agricultural real estate investment vehicle, as U.S. farmland increasingly emerges as an asset class favored by financial investors. Farmer Mac is proud to help bring new capital to rural America through this type of financing and believes that this type of investor will be of growing importance to the agricultural economy in the coming years. Farmer Mac is poised for growth through continued business and customer development and a fundamentally healthy agricultural economy.

We look forward to further delivering on our mission to expand the availability and cost-effectiveness of credit and liquidity to rural America."
Business Segments and Presentation
Farmer Mac's management has determined that Farmer Mac's operations consist of four reportable operating segments, effective January 1, 2014. The four segments are Farm & Ranch, USDA Guarantees, Rural Utilities, and an Institutional Credit segment that was newly-designated beginning in 2014. The Institutional Credit business segment comprises all of Farmer Mac's AgVantage securities, which were included as components of the Farm & Ranch and Rural Utilities segments prior to 2014. Net effective spread by business segment for third quarter 2014 was $8.2 million (168 basis points) for Farm & Ranch, $5.1 million (118 basis points) for USDA Guarantees, $2.9 million (116 basis points) for Rural Utilities, and $7.3 million (58 basis points) for Institutional Credit. All segments except Rural Utilities, which experienced a slight decline in the portfolio compared to second quarter 2014 but maintained stable spreads, increased both in dollars and basis points of net effective spread income compared to second quarter 2014.
Business Volume
Farmer Mac added $630.5 million of new business during third quarter 2014, with Farm & Ranch loan purchases, USDA Securities purchases, and Institutional Credit AgVantage securities purchases driving the volume. Specifically, Farmer Mac:

•	purchased $295.7 million of AgVantage securities;

•	purchased $150.2 million of newly originated Farm & Ranch loans;

•	purchased $97.3 million of USDA Securities;

•	added $77.4 million of Farm & Ranch loans under LTSPCs; and

•	purchased $9.9 million of Rural Utilities loans.
This total new business was slightly less than the $698.2 million of maturities and principal paydowns on existing business during third quarter 2014, resulting in Farmer Mac's outstanding business volume decreasing a net $67.7 million from June 30, 2014 to $14.0 billion as of September 30, 2014. This decrease was due primarily to a significant amount ($383.1 million) of AgVantage securities that matured or paid down during third quarter 2014, some of which were not refinanced, and was partially offset by portfolio growth of on-balance sheet Farm & Ranch loans and USDA Securities.
Demand is still strong for Farmer Mac's loan products in the Farm & Ranch line of business, although growth rates have leveled off as the refinancing trend abates. However, net growth in Farm & Ranch loans is expected to increase as prepayment rates have slowed more than gross loan growth. Farmer Mac also completed three AgVantage securities purchases this quarter totaling $295.7 million, including refinancing an existing $200.0 million AgVantage bond with Metropolitan Life Insurance Company, extending the maturity to ten years from 3 years and increasing the margin versus the original asset. Of the AgVantage securities new business volume for third quarter 2014, $20.7 million was purchased under an AgVantage facility with Farmland Partners, Inc., a publicly-traded agricultural real estate investment vehicle, which was Farmer Mac's first transaction with this type of entity as an issuer of AgVantage securities. In October 2014, Farmer Mac increased the maximum amount that may be purchased under this AgVantage facility from $30 million to $75 million. Farmer Mac continues to expand its lender network, customer base, and product set, which may generate additional demand for Farmer Mac's products from new sources.
Credit Quality
The high credit quality of Farmer Mac's four lines of business continued during third quarter 2014. In the Farm & Ranch portfolio, 90-day delinquencies were $24.7 million (0.46 percent of the Farm & Ranch portfolio) as of September 30, 2014, compared to $28.3 million (0.55 percent) as of December 31, 2013 and $33.0 million (0.66 percent) as of September 30, 2013. Farmer Mac recorded net releases of $0.8 million from the allowance for losses during third quarter 2014, compared to $36,000 of net releases for third quarter 2013. There were no charge-offs in third quarter 2014 or 2013, respectively. Farmer Mac also recorded recoveries of $45,000 in third quarter 2014 compared to no recoveries in third quarter 2013.

For Farmer Mac's other lines of business, there are currently no delinquent AgVantage securities or Rural Utilities loans, and USDA Securities are backed by the full faith and credit of the United States. As a result, across all of Farmer Mac's lines of business, 90-day delinquencies represented 0.18 percent of total volume as of September 30, 2014, compared to 0.20 percent as of December 31, 2013 and 0.24 percent as of September 30, 2013.
The western part of the United States, including California, continues to experience drought conditions, with the water level in many California reservoirs at substantially less than their average year-to-date water storage levels. Though many farm irrigation districts received little or no water from the governing water authorities, the impact on individual farmers will vary due to alternative water sources the farmer may have in place. These alternative water sources include underground sources (well water) and any water that may have been “banked” by the farmer in years where water was more plentiful. Farmer Mac has not observed any material effect on its portfolio due to these drought conditions as of September 30, 2014, as borrower profitability continues to remain stable. However, any continuation of extreme or exceptional drought conditions beyond the 2014 water year could have an adverse effect on Farmer Mac’s delinquency rates or loss experience. This is particularly true in the permanent plantings sector, where the value of the related collateral is closely tied to the production value and capability of the permanent plantings, and in the dairy sector, which may experience increased feed costs as water is diverted away from hay acreage commonly relied upon by dairy producers and toward land supporting other agricultural commodities. Farmer Mac believes that it remains well-collateralized on loans in its Farm & Ranch line of business, including its permanent planting and dairy portfolios.
Liquidity and Capital
Farmer Mac is required to hold capital in excess of both its statutory minimum capital requirement and the amount required by the risk-based capital stress test prescribed by Farm Credit Administration ("FCA") regulations. Farmer Mac's core capital totaled $761.3 million as of September 30, 2014, exceeding the statutory minimum capital requirement by $332.9 million, or 78 percent.

As of September 30, 2014, Farmer Mac's total stockholders' equity was $546.5 million, compared to $332.6 million as of December 31, 2013. Farmer Mac enhanced its Tier 1 capital position through issuances of $75.0 million of Series B Preferred Stock and $75.0 million of Series C Preferred Stock during the first half of 2014 and also increased its retained earnings in each of the first three quarters of 2014. Based on this strengthened capital position and consistent with Farmer Mac's recapitalization plans, Farmer Mac intends to use the proceeds of the recent preferred stock offerings and cash on hand to redeem the remaining $244.0 million of the outstanding FALConS on the March 30, 2015 initial redemption date for those securities. Farmer Mac does not currently anticipate that any further issuance of preferred stock will be needed to fund the planned redemption of the FALConS, which does not constitute a Tier 1 capital-eligible security.
As prescribed by FCA regulations that became effective April 30, 2014, Farmer Mac is required to maintain a minimum of 90 days of liquidity and use a methodology for calculating the available days of liquidity that differs from the methodology used through first quarter 2014. In accordance with the methodology prescribed by those regulations, Farmer Mac maintained an average of 165 days of liquidity during third quarter 2014 and had 160 days of liquidity as of September 30, 2014.
Cash Management and Liquidity Initiative
Farmer Mac implemented a cash management and liquidity initiative in second quarter 2014 to diversify its short-term investment alternatives and potentially position itself for eligibility to participate in the fixed-rate, full-allotment overnight reverse repurchase facility (the “RRP Facility”) of the Federal Reserve Bank of New York. This initiative involved establishing a significant term repurchase agreement ("repo") investment, as well as an associated financing liability. As of September 30, 2014, this resulted in $1.6 billion of term repo assets, presented as “securities purchased under agreements to resell,” and $1.7 billion of related liabilities, presented as “securities sold, not yet purchased” in Farmer Mac’s balance sheet. The initiative produced an estimated $11.6 million tax benefit as of September 30, 2014 from capital loss carryforwards that previously had a full valuation allowance against them, which was recorded as a reduction to income tax expense in second quarter 2014. The initiative also produced interest expense and fair value gains associated with the securities sold, not yet purchased financing in Farmer Mac's income statement. For the three and nine months ended September 30, 2014, Farmer Mac incurred a total of $17.9 million and $25.7 million, respectively, in interest expense related to the financing costs of this strategy. For the three and nine months ended September 30, 2014, Farmer Mac recognized unrealized gains of $16.4 million and $24.2 million, respectively, from the securities sold, not yet purchased. For more information about this initiative, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Cash Management and Liquidity Initiative" in Farmer Mac's Quarterly Report on Form 10-Q for the period ended September 30, 2014 filed with the SEC today.
Non-GAAP Earnings Measures
Farmer Mac uses core earnings, a non-GAAP financial measure, to measure corporate economic performance and develop financial plans because, in management's view, core earnings is a useful alternative measure in understanding Farmer Mac's economic performance, transaction economics, and business trends. Core earnings principally differs from net income attributable to common stockholders by excluding the effects of fair value accounting, which are not expected to have a cumulative net impact on financial condition or results of operations reported in accordance with GAAP if the related financial instruments are held to maturity, as is generally expected. Core earnings also differs from net income attributable to common stockholders by excluding specified infrequent or unusual transactions that Farmer Mac believes are not indicative of future operating results and that may not reflect the trends and economic financial performance of Farmer Mac's core business. Although the interest expense, unrealized fair value changes, and tax benefits related to the cash management and liquidity initiative implemented in second quarter 2014 are not expected to significantly affect Farmer Mac's earnings beyond the end of 2014, these items are included as part of core earnings because they reflect Farmer Mac's economic financial performance and significantly contribute to cash profitability and retained earnings while the initiative is in effect. The inclusion of the effects of the cash management and liquidity initiative in core earnings is also consistent with the inclusion in core earnings of the investment portfolio losses recognized in 2008 and 2009 that generated the capital loss carryforwards related to the tax benefits recognized in second quarter 2014.
In management's view, core earnings excluding items related to the cash management and liquidity initiative and the capital structure initiative is another useful alternative measure in understanding Farmer Mac's profitability because the measure excludes these shorter-term initiatives that are not expected to significantly affect Farmer Mac's financial performance beyond 2014. Farmer Mac believes that this alternative measure facilitates useful comparisons of financial performance between quarters within 2014 as the two initiatives were phased in and to prior years when these initiatives were not in effect and therefore had no effect on Farmer Mac's financial performance. Core earnings excluding the indicated items principally differs from net income attributable to common stockholders by excluding the items discussed above that are also excluded from core earnings (primarily the effects of fair value accounting guidance and specified transactions that may not reflect Farmer Mac's economic financial performance) and then also excluding the effects of the cash management and liquidity initiative and the capital structure initiative. Although the effects of these two initiatives reflect Farmer Mac's economic financial performance and profitability while the initiatives are in effect and are therefore included in core earnings, the two initiatives are not expected to significantly affect Farmer Mac's earnings beyond the end of 2014. Accordingly, management uses core earnings excluding the indicated items as another measure to understand Farmer Mac's business performance for the periods in which these initiatives are in effect, which can be used to compare to historical performance.
These non-GAAP financial measures may not be comparable to similarly labeled non-GAAP financial measures disclosed by other companies. Farmer Mac's disclosure of these non-GAAP measures is intended to be supplemental in nature, and is not meant to be considered in isolation from, as a substitute for, or as more important than, the related financial information prepared in accordance with GAAP.

A reconciliation of Farmer Mac's net income attributable to common stockholders to core earnings is presented in the following tables:

Reconciliation of Net Income Attributable to Common Stockholders to Core Earnings
	For the Three Months Ended
	September 30, 2014	September 30, 2013
	(in thousands, except per share amounts)
Net income attributable to common stockholders	$11,586	$15,413
Less the after-tax effects of:
Unrealized gains on financial derivatives and hedging activities	2,685	4,632
Unrealized trading losses (1)	(21)	(407)
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	(440)	(421)
Net effects of settlements on agency forward contracts	73	(158)
Sub-total	2,297	3,646
Core earnings	$9,289	$11,767

Composition of Core Earnings:
Revenues:
Net effective spread	$27,238	$25,781
Guarantee and commitment fees	6,680	7,046
Other (2)	(2,001)	(466)
Total revenues	31,917	32,361

Credit related expenses:
Release of losses	(804)	(36)
REO operating expenses	1	35
Gains on sale of REO	—	(39)
Total credit related income	(803)	(40)

Operating expenses:
Compensation and employee benefits	4,693	4,523
General and administrative	3,123	2,827
Regulatory fees	593	593
Total operating expenses	8,409	7,943

Net earnings	24,311	24,458
Income tax expense	6,327	6,263
Non-controlling interest	5,412	5,547
Preferred stock dividends	3,283	881
Core earnings	$9,289	$11,767

Core earnings per share:
Basic	$0.85	$1.09
Diluted	0.82	1.05

(1)	Excludes unrealized gains related to securities sold, not yet purchased of $16.4 million during the three months ended September 30, 2014.

(2)
Includes $17.9 million of interest expense related to securities purchased under agreements to resell and securities sold, not yet purchased and $16.4 million of unrealized gains on securities sold, not yet purchased during the three months ended September 30, 2014.

Reconciliation of Net Income Attributable to Common Stockholders to Core Earnings
	For the Nine Months Ended
	September 30, 2014	September 30, 2013
	(in thousands, except per share amounts)
Net income attributable to common stockholders	$32,604	$59,348
Less the after-tax effects of:
Unrealized (losses)/gains on financial derivatives and hedging activities	(2,763)	21,365
Unrealized trading gains/(losses) (1)	359	(483)
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value (2)	(8,646)	(1,603)
Net effects of settlements on agency forward contracts	133	459
Sub-total	(10,917)	19,738
Core earnings	$43,521	$39,610

Composition of Core Earnings:
Revenues:
Net effective spread	$77,289	$78,107
Guarantee and commitment fees	20,645	20,792
Other (3)	(2,931)	2,994
Total revenues	95,003	101,893

Credit related expenses:
(Release of)/provision for losses	(2,687)	436
REO operating expenses	62	420
Gains on sale of REO	(165)	(1,210)
Total credit related income	(2,790)	(354)

Operating expenses:
Compensation and employee benefits	14,038	13,792
General and administrative	9,205	8,459
Regulatory fees	1,781	1,781
Total operating expenses	25,024	24,032

Net earnings	72,769	78,215
Income tax expense (4)	5,927	19,351
Non-controlling interest	16,778	16,641
Preferred stock dividends	6,543	2,613
Core earnings	$43,521	$39,610

Core earnings per share:
Basic	$3.99	$3.67
Diluted	3.83	3.54

(1)	Excludes unrealized gains related to securities sold, not yet purchased of $24.2 million during the nine months ended September 30, 2014.

(2)	Includes $7.5 million related to the acceleration of premium amortization in first quarter 2014 due to significant refinancing activity in the Rural Utilities line of business.

(3)
Includes $25.7 million of interest expense related to securities purchased under agreements to resell and securities sold, not yet purchased and $24.2 million of unrealized gains on securities sold, not yet purchased during the nine months ended September 30, 2014. Includes $3.1 million of realized gains from the sale of an available-for-sale investment security during the nine months ended September 30, 2013.

(4)
Includes the reduction of $11.6 million of tax valuation allowance against capital loss carryforwards related to expected capital gains on securities sold, not yet purchased and a reduction in tax valuation allowance of $0.9 million associated with certain gains on investment portfolio assets during the nine months ended September 30, 2014. Includes the reduction of $1.1 million of tax valuation allowance against capital loss carryforwards related to realized gains from the sale of an available-for-sale investment security during the nine months ended September 30, 2013.

For the three and nine months ended September 30, 2014, the aggregate effect of the cash management and liquidity initiative was after-tax expense of $1.0 million and after-tax income of $10.6 million, respectively, and the effect of the capital structure initiative was additional after-tax expense of $2.3 million and $4.0 million, respectively. Core earnings excluding these initiatives for the three and nine months ended September 30, 2014 were $12.5 million and $36.9 million, respectively, compared to $11.8 million and $39.6 million for the three and nine months ended September 30, 2013, respectively.
More complete information about Farmer Mac's performance for third quarter 2014 is set forth in Farmer Mac's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014 filed today with the SEC.
Forward-Looking Statements
In addition to historical information, this release includes forward-looking statements that reflect management's current expectations as to Farmer Mac's future financial results, business prospects, and business developments. Management's expectations for Farmer Mac's future necessarily involve a number of assumptions and estimates and the evaluation of risks and uncertainties. Various factors or events could cause Farmer Mac's actual results to differ materially from the expectations as expressed or implied by the forward-looking statements, including uncertainties regarding:

•	the availability to Farmer Mac and Farmer Mac II LLC of debt and equity financing and, if available, the reasonableness of rates and terms;

•
legislative or regulatory developments that could affect Farmer Mac or its sources of business, including but not limited to developments related to the implementation of agricultural policies and programs resulting from the Agricultural Act of 2014 (referred to as the 2014 Farm Bill), including the elimination of direct payments to agricultural producers by the USDA and increased federal subsidies for enhanced crop insurance programs;

•	fluctuations in the fair value of assets held by Farmer Mac and Farmer Mac II LLC;

•
the rate and direction of development of the secondary market for agricultural mortgage and rural utilities loans, including lender interest in Farmer Mac credit products and the secondary market provided by Farmer Mac;

•	the general rate of growth in agricultural mortgage and rural utilities indebtedness;

•
the impact of economic conditions, including the effects of drought and other weather-related conditions and fluctuations in agricultural real estate values, on agricultural mortgage lending and borrower repayment capacity;

•	developments in the financial markets, including possible investor, analyst, and rating agency reactions to events involving government-sponsored enterprises, including Farmer Mac;

•	changes in the level and direction of interest rates, which could, among other things, affect the value of collateral securing Farmer Mac's agricultural mortgage loan assets; and

•	volatility in commodity prices relative to costs of production and/or export demand for U.S. agricultural products.
Other risk factors are discussed in Farmer Mac's Annual Report on Form 10‑K for the year ended December 31, 2013 (filed with the SEC on March 13, 2014), Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 (filed with the SEC on May 12, 2014), Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 (filed with the SEC on August 11, 2014), and Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, (filed with the SEC on November 10, 2014). In light of these potential risks and uncertainties, no undue reliance should be placed on any forward-looking statements expressed in this release.  The forward-looking statements contained in this release represent management's expectations as of the date of this release. Farmer Mac undertakes no obligation to release publicly the results of revisions to any forward-looking statements included in this release to reflect new information or any future events or circumstances, except as the SEC otherwise requires.
Earnings Conference Call Information
The conference call to discuss Farmer Mac's third quarter 2014 financial results and Form 10-Q will be held beginning at 11:00 a.m. eastern time on Monday, November 10, 2014 and can be accessed by telephone or live webcast as follows:
Telephone (Domestic): (888) 346-2616
Telephone (International): (412) 902-4254
Webcast: http://www.farmermac.com/Investors/ConferenceCall/

If you are dialing in to the call, please ask for the conference chairman Tim Buzby. You will receive additional instructions when you join the call. The call can be heard live and will also be available for replay on Farmer Mac’s website at the link provided above for two weeks following the conclusion of the call.
General Information
Farmer Mac is the stockholder-owned company created to deliver capital and increase lender competition for the benefit of American agriculture and rural communities. Farmer Mac's Class C non-voting common stock and Class A voting common stock are listed on the New York Stock Exchange under the symbols AGM and AGM.A, respectively. Additional information about Farmer Mac (including the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q referenced above) is available on Farmer Mac's website at www.farmermac.com. Farmer Mac II LLC is a subsidiary of Farmer Mac that operates the USDA Guarantees line of business of purchasing and holding USDA-guaranteed loans. Information about Farmer Mac II LLC is available on its website at www.farmermac2.com.

CONTACT:     Jalpa Nazareth, Investor Relations
Chris Bohanon, Media Inquiries
(202) 872-7700

* * * *

FEDERAL AGRICULTURAL MORTGAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)

	As of
	September 30, 2014	December 31, 2013
	(in thousands)
Assets:
Cash and cash equivalents	$627,670	$749,313
Securities purchased under agreements to resell	1,630,427	—
Investment securities:
Available-for-sale, at fair value	1,984,983	2,483,147
Trading, at fair value	777	928
Total investment securities	1,985,760	2,484,075
Farmer Mac Guaranteed Securities:
Available-for-sale, at fair value	3,356,775	5,091,600
Held-to-maturity, at amortized cost	1,652,631	—
Total Farmer Mac Guaranteed Securities	5,009,406	5,091,600
USDA Securities:
Available-for-sale, at fair value	1,687,881	1,553,669
Trading, at fair value	42,964	58,344
Total USDA Securities	1,730,845	1,612,013
Loans:
Loans held for investment, at amortized cost	2,689,531	2,570,125
Loans held for investment in consolidated trusts, at amortized cost	670,140	629,989
Allowance for loan losses	(6,326)	(6,866)
Total loans, net of allowance	3,353,345	3,193,248
Real estate owned, at lower of cost or fair value	1,182	2,617
Financial derivatives, at fair value	5,743	19,718
Interest receivable (includes $4,256 and $9,276, respectively, related to consolidated trusts)	65,522	107,201
Guarantee and commitment fees receivable	42,078	43,904
Deferred tax asset, net	39,781	44,045
Prepaid expenses and other assets	33,938	14,046
Total Assets	$14,525,697	$13,361,780

Liabilities and Equity:
Liabilities:
Notes payable:
Due within one year	$6,332,887	$7,338,781
Due after one year	5,186,393	5,001,169
Total notes payable	11,519,280	12,339,950
Securities sold, not yet purchased	1,657,901	—
Debt securities of consolidated trusts held by third parties	400,012	261,760
Financial derivatives, at fair value	69,995	75,708
Accrued interest payable (includes $2,731 and $2,823, respectively, related to consolidated trusts)	34,853	53,772
Guarantee and commitment obligation	38,957	39,667
Accounts payable and accrued expenses	18,019	9,986
Reserve for losses	4,280	6,468
Total Liabilities	13,743,297	12,787,311
Commitments and Contingencies (Note 6)
Equity:
Preferred stock:
Series A, par value $25 per share, 2,400,000 shares authorized, issued and outstanding	58,333	58,333
Series B, par value $25 per share, 3,000,000 shares authorized, issued and outstanding	73,061	—
Series C, par value $25 per share, 3,000,000 shares authorized, issued and outstanding	73,379	—
Common stock:
Class A Voting, $1 par value, no maximum authorization, 1,030,780 shares outstanding	1,031	1,031
Class B Voting, $1 par value, no maximum authorization, 500,301 shares outstanding	500	500
Class C Non-Voting, $1 par value, no maximum authorization, 9,404,592 shares and 9,354,804 shares outstanding, respectively	9,405	9,355
Additional paid-in capital	112,861	110,722
Accumulated other comprehensive income/(loss), net of tax	21,080	(16,202)
Retained earnings	196,897	168,877
Total Stockholders' Equity	546,547	332,616
Non-controlling interest - preferred stock	235,853	241,853
Total Equity	782,400	574,469
Total Liabilities and Equity	$14,525,697	$13,361,780

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
	(in thousands except per share amounts)
Interest income:
Investments and cash equivalents	$4,507	$5,263	$14,845	$16,468
Farmer Mac Guaranteed Securities and USDA Securities	30,004	32,746	90,373	96,072
Loans	26,371	24,966	67,157	73,678
Total interest income	60,882	62,975	172,375	186,218
Total interest expense	48,886	34,787	126,114	101,499
Net interest income	11,996	28,188	46,261	84,719
(Provision for)/release of loan losses	(511)	499	499	598
Net interest income after release for loan losses	11,485	28,687	46,760	85,317
Non-interest income:
Guarantee and commitment fees	6,172	6,819	19,093	20,190
Gains/(losses) on financial derivatives and hedging activities	808	3,024	(12,468)	22,501
Gains/(losses) on trading securities	16,369	(626)	24,772	(743)
(Losses)/gains on sale of available-for-sale investment securities	(396)	—	(238)	3,073
Gains on sale of real estate owned	—	39	165	1,210
Other income	502	565	794	2,518
Non-interest income	23,455	9,821	32,118	48,749
Non-interest expense:
Compensation and employee benefits	4,693	4,523	14,038	13,792
General and administrative	3,123	2,827	9,205	8,459
Regulatory fees	593	593	1,781	1,781
Real estate owned operating costs, net	1	35	62	420
(Release of)/provision for reserve for losses	(1,315)	463	(2,188)	1,034
Non-interest expense	7,095	8,441	22,898	25,486
Income before income taxes	27,845	30,067	55,980	108,580
Income tax expense	7,564	8,226	55	29,978
Net income	20,281	21,841	55,925	78,602
Less: Net income attributable to non-controlling interest - preferred stock dividends	(5,412)	(5,547)	(16,778)	(16,641)
Net income attributable to Farmer Mac	14,869	16,294	39,147	61,961
Preferred stock dividends	(3,283)	(881)	(6,543)	(2,613)
Net income attributable to common stockholders	$11,586	$15,413	$32,604	$59,348

Earnings per common share and dividends:
Basic earnings per common share	$1.06	$1.42	$2.99	$5.50
Diluted earnings per common share	$1.02	$1.37	$2.87	$5.30
Common stock dividends per common share	$0.14	$0.12	$0.42	$0.36

The following table sets forth information regarding outstanding volume in each of Farmer Mac's four lines of business as of the dates indicated:

Outstanding Balances of Loans Held, Loans Underlying Off-Balance Sheet Farmer Mac Guaranteed
Securities and LTSPCs, AgVantage Securities, USDA Securities, and Farmer Mac Guaranteed USDA Securities
	As of September 30, 2014	As of December 31, 2013
	(in thousands)
On-balance sheet:
Farm & Ranch:
Loans	$1,981,456	$1,875,958
Loans held in trusts:
Beneficial interests owned by third party investors	398,992	259,509
USDA Guarantees:
USDA Securities	1,724,806	1,645,806
Farmer Mac Guaranteed USDA Securities	20,449	21,089
Rural Utilities:
Loans	711,242	698,010
Loans held in trusts:
Beneficial interests owned by Farmer Mac	267,395	354,241
Institutional Credit:
AgVantage Securities	4,963,613	5,066,855
Total on-balance sheet	$10,067,953	$9,921,468
Off-balance sheet:
Farm & Ranch:
LTSPCs	$2,256,175	$2,261,862
Guaranteed Securities	677,814	765,751
USDA Guarantees:
Farmer Mac Guaranteed USDA Securities	14,693	20,222
Institutional Credit:
AgVantage Securities	988,187	981,009
Total off-balance sheet	$3,936,869	$4,028,844
Total	$14,004,822	$13,950,312

The following table presents the quarterly net effective spread by business segment for third quarter 2014 and the previous eight quarters:

	Net Effective Spread by Business Segment
	Farm & Ranch		USDA Guarantees		Rural Utilities		Institutional Credit		Corporate		Net Effective Spread
	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield
	(dollars in thousands)
For the quarter ended:
September 30, 2014	$8,207	1.68%	$5,073	1.18%	$2,890	1.16%	$7,295	0.58%	$3,773	0.59%	$27,238	0.89%
June 30, 2014	7,820	1.64%	4,159	0.99%	2,953	1.16%	7,257	0.57%	4,160	0.57%	26,349	0.84%
March 31, 2014 (1)	7,114	1.53%	3,784	0.91%	1,990	0.73%	6,672	0.53%	4,142	0.56%	23,702	0.75%
December 31, 2013 (1)	10,113	2.20%	4,022	0.97%	2,379	0.89%	6,210	0.49%	4,420	0.58%	27,144	0.85%
September 30, 2013	7,980	1.86%	4,505	1.09%	2,974	1.12%	6,205	0.49%	4,117	0.57%	25,781	0.83%
June 30, 2013	8,228	2.08%	4,508	1.12%	3,056	1.14%	5,977	0.48%	4,294	0.63%	26,063	0.87%
March 31, 2013	8,083	2.20%	4,694	1.17%	3,183	1.20%	5,863	0.50%	4,440	0.61%	26,263	0.90%
December 31, 2012	7,936	2.24%	4,718	1.21%	3,154	1.22%	5,970	0.52%	4,682	0.61%	26,460	0.91%
September 30, 2012	8,317	2.49%	4,375	1.13%	3,260	1.29%	6,096	0.55%	5,208	0.66%	27,256	0.95%

(1)
First quarter 2014 includes the impact in Rural Utilities of spread compression from the early refinancing of loans (41 basis points). Fourth quarter 2013 includes the impact in Farm & Ranch net effective spread of one-time adjustments for recovered buyout interest and yield maintenance (40 basis points in aggregate) and the impact in Rural Utilities of spread compression from the early refinancing of loans (26 basis points).

The following table presents quarterly core earnings reconciled to net income attributable to common stockholders for second quarter 2014 and each of the previous eight quarters:

Core Earnings by Quarter Ended
	September 2014	June 2014	March 2014	December 2013	September 2013	June 2013	March 2013	December 2012	September 2012
	(in thousands)
Revenues:
Net effective spread (1)	$27,238	$26,349	$23,702	$27,144	$25,781	$26,063	$26,263	$26,460	$27,256
Guarantee and commitment fees	6,680	6,916	7,049	7,130	7,046	6,954	6,792	6,764	6,591
Other (2)	(2,001)	(520)	(410)	427	(466)	3,274	186	393	384
Total revenues	31,917	32,745	30,341	34,701	32,361	36,291	33,241	33,617	34,231

Credit related (income)/expense:
(Release of)/provision for losses	(804)	(2,557)	674	12	(36)	(704)	1,176	1,157	94
REO operating expenses	1	59	2	3	35	259	126	47	66
(Gains)/losses on sale of REO	—	(168)	3	(26)	(39)	(1,124)	(47)	(629)	13
Total credit related (income)/expense	(803)	(2,666)	679	(11)	(40)	(1,569)	1,255	575	173

Operating expenses:
Compensation and employee benefits	4,693	4,889	4,456	4,025	4,523	4,571	4,698	5,752	4,375
General and administrative	3,123	3,288	2,794	3,104	2,827	2,715	2,917	2,913	2,788
Regulatory fees	593	594	594	594	593	594	594	594	562
Total operating expenses	8,409	8,771	7,844	7,723	7,943	7,880	8,209	9,259	7,725

Net earnings	24,311	26,640	21,818	26,989	24,458	29,980	23,777	23,783	26,333
Income tax expense/(benefit) (3)	6,327	(4,734)	4,334	5,279	6,263	7,007	6,081	5,914	6,682
Non-controlling interest	5,412	5,819	5,547	5,546	5,547	5,547	5,547	5,546	5,547
Preferred stock dividends	3,283	2,308	952	882	881	881	851	720	719
Core earnings	$9,289	$23,247	$10,985	$15,282	$11,767	$16,545	$11,298	$11,603	$13,385

Reconciling items (after-tax effects):
Unrealized gains/(losses) on financial derivatives and hedging activities	2,685	(3,053)	(2,395)	8,003	4,632	11,021	5,712	4,719	3,456
Unrealized (losses)/gains on trading assets	(21)	(46)	426	(50)	(407)	(212)	136	1,778	(286)
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	(440)	(179)	(8,027)	(10,864)	(421)	(564)	(618)	(4,534)	(873)
Net effects of settlements on agency forwards	73	236	(176)	114	(158)	955	(338)	(102)	699
Lower of cost or fair value adjustments on loans held for sale	—	—	—	—	—	—	—	(3,863)	—
Net income attributable to common stockholders	$11,586	$20,205	$813	$12,485	$15,413	$27,745	$16,190	$9,601	$16,381

(1)
The difference between first quarter 2014 and fourth quarter 2013 net effective spread was due to the impact of one-time adjustments for recovered buyout interest and yield maintenance of $1.8 million in fourth quarter 2013, $0.4 million associated with the early refinancing of AgVantage securities and the recasting of certain Rural Utilities loans, and a lower day count in first quarter 2014.

(2)
Third quarter 2014 includes $17.9 million of interest expense related to securities purchased under agreements to resell and securities sold, not yet purchased and $16.4 million of unrealized gains on securities sold, not yet purchased. First quarter 2014 includes additional hedging costs of $0.6 million. Fourth quarter 2013 includes gains on the repurchase of debt of $1.5 million, partially offset by realized losses on the sale of available-for-sale securities of $0.9 million and additional hedging costs of $0.2 million. Second quarter 2013 includes $3.1 million of realized gains from the sale of an available-for-sale investment security.

(3)
Second quarter 2014 reflects a reduction of $11.6 million of tax valuation allowance against capital loss carryforwards related to expected capital gains on securities sold, not yet purchased. First quarter 2014 and fourth quarter 2013 reflect a reduction in tax valuation allowance of $0.9 million and $2.1 million, respectively, associated with certain gains on investment portfolio assets. Second quarter 2013 includes the reduction of $1.1 million of tax valuation allowance against capital loss carryforwards related to realized gains from the sale of an available-for-sale investment security.